Exhibit 99.1

General Cannabis Announces 2015 Fourth Quarter and Year End Financial Results

DENVER, March 28, 2016 (GLOBE NEWSWIRE) -- General Cannabis Corporation (OTCQB:CANN), the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry, today announced its financial results for the fourth quarter and year ended December 31, 2015.

Financial and Operational Highlights

2015 Fiscal Year

(all results are compared to prior year unless otherwise noted)

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Total Revenues increased 634% to $1,762,978

•

Net loss per share increased 24% to ($0.63) per share

2015 Fourth Quarter

(all results are compared to prior year period unless otherwise noted)

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Total Revenues increased 1205% to $685,602

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Net loss per share decreased 48% to ($0.13) per share

Overview

General Cannabis had a record fourth quarter and a record fiscal 2015 with all of our divisions showing significant growth.  We enter 2016 at a $2.75 million revenue run rate.  Each of our divisions is executing and we expect continued organic growth over the next year.  Our integrated platform of services is described on our website at www.generalcann.com.

We have been and will continue to be aggressive in executing acquisitions and other opportunities that we believe will benefit us in the long-term.  We believe General Cannabis has proven its ability to successfully integrate acquisitions in the cannabis industry over the past year.

Through our operating subsidiaries we continue to provide best of class services to the cannabis industry:

Security and Cash Management Services  - Iron Protection Group provides advanced security, including on-site professionals, video surveillance and cash transport, to licensed cannabis cultivators and retail shops.  www.ironprotectiongroupsecurity.com

Marketing and Products -  Chiefton Supply Co., is an apparel and design company.  Chiefton designs, distributes and sells apparel featuring graphic designs www.chieftonsupply.com.   Chiefton also provides high-level design and branding services to various clients, from grow stores and dispensaries to wholesale cannabis companies.

www.chieftondesign.com  Chiefton  has built a name for itself through innovative cannabis graphic design and branding.

Our wholesale supply business, GC Supply, is a reseller of supplies to the cannabis market. GC Supply works with industry leaders and innovators to deliver high-quality products that are compliant with applicable regulations and with a focus on products that are manufactured in the United States.

Consulting and Advisory - Next Big Crop delivers comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, logistical support, facility design and building services.  NBC’s business plan is based on the future growth of the regulated cannabis market in the United States. We will provide general advisory services for business development, facilities design and construction, cultivation and retail operations, marketing and the improvement and expansion of existing operations.  www.nextbigcrop.com

Finance and Real Estate

Real Estate Leasing - Our real estate leasing business primarily includes the acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. These facilities are only leased to tenants that possess the requisite state licenses to operate cultivation facilities.

Shared Office Space, Networking and Event Services

We operate The Greenhouse, a 16,056 square-foot former retail bank, which will be converted to serve as the largest shared workspace for entrepreneurs, professionals and others serving the regulated Cannabis Industry.  Clients will be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design.  The banking space includes a vault with 2,200 safety deposit boxes, three drive through teller windows and five secure teller windows inside.  We are exploring strategic options to maximize the value of this asset.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants include media, internet, packaging, lighting, cultivation supplies, and financial services. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance and Equipment Leasing Services

In late 2015, we began our strategy of exploring new financing opportunities for regulated cannabis businesses.  Through a relationship with Dixie Elixirs, we entered into an agreement with Infinity Capital West LLC, a related party.  Pursuant to the DB Option Agreement, Infinity granted us a six month option to purchase all of its interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $600,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $600,000.  DB is involved in the production and distribution of Dixie Brands full line of medical cannabis Dixie Elixirs and Edible products in Arizona.  DB expects to begin sales in 2016.  We have no obligation to exercise the option.

Outlook for 2016

As we enter 2016, we are comfortable with our leadership position in the regulated cannabis industry.  We believe we are alone with a strong platform to acquire growing businesses in this rapidly growing industry.  Utilizing our balance sheet, people, and intellectual capital, we are able to create synergies unlike anyone else in the industry.

Each of our operating divisions is headed by an industry expert with the capacity and desire to lead.

Rich Cardinal

Managing Director – Next Big Crop Consulting

During his experience in Colorado’s medical marijuana system, Rich oversaw the construction and operations of multiple commercial cultivation facilities. He managed the construction and operations of several commercial warehouse grows from 2009 – 2012. In the process, Rich developed cultivation techniques specific for large scale commercial warehouse grows. In 2012, Rich took over the retro-fitting of a 42,000 square foot greenhouse, the largest legal cannabis cultivation facility in the country at the time. Under his control, that greenhouse produced over one ton of high-grade medical marijuana in 2013. He formed Next Big Crop Consulting in 2013 to help clients by lending his expertise in cultivation design, construction and operations.

Hunter Garth

Managing Director – Iron Protection Group Security

Hunter Garth joined the Marine Corps at the age of 19, and was leading teams in operations by the time he was 21.  In 2011 he was sent to Helmand, Afghanistan and directly engaged in combat operations. Hunter participated in over 175 combat missions as a Designated Marksman for an Assault Platoon. He was Honorably Discharged from the Marines in 2012 and two days later went to work in the corporate world at Merrill Lynch. Unhappy with his move, he decided to seek self driven success. Hunter then moved to Colorado in order to start his own company, within 1 year he successfully started a protection firm and was nationally recognized through training programs and speaking engagements.

Jacob Kulchin

Managing Director – Chiefton Supply Company

Jacob Kulchin is a driven young entrepreneur with an eye for cannabis design and branding. He completed a Bachelor of Science degree in Business Administration with a emphasis on Operations Management and Entrepreneurship at the University of Colorado Boulder in 2014. Immediately after his education, Jacob began creating the foundation for a national cannabis apparel company. Armed by a lifelong passion of clothing and brand design, he quickly turned an idea into a reality with the launch of the Fall/Summer 2015 clothing line by Chiefton Supply Co. Focusing on quality fabrics, and innovative cannabis art, Chiefton has since developed into a multifaceted design and production agency, serving some of the biggest names in the industry. You can find Jacob working away behind his desk at the GC Denver offices or on the Colorado slopes ripping turns and catching sky.

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Our 2015 Annual Financials (10-K) can be viewed in their entirety at: www.sec.gov/Archives/edgar/data/1477009/000139843216000545/a12876.htm

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300